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                                                                    EXHIBIT 23.2




                          INDEPENDENT AUDITORS' CONSENT


        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement #333-90959 of Coinstar, Inc. on Form S-3 of our report dated February 5, 1999, (May 15, 1999, as to Notes 4, 12 and 15), (which report expresses an unqualified opinion and includes an explanatory paragraph for a change in accounting for loss per share), incorporated by reference in Item 5 of Form 10-Q/A of Coinstar, Inc. for the quarter ended September 30, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.



/s/ Deloitte & Touche LLP


Deloitte & Touche LLP


Seattle, Washington
December 2, 1999